UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)

Frontier Communications Parent, Inc.

(Name of Issuer)

Class A Common Stock, $0.001 par value

(Title of Class of Securities)

35909D109

(CUSIP Number)

December 31, 2021

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 35909D109		Schedule 13G

1	Names of Reporting Persons ACOF VI Frontier AIV A1, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 249,805

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 249,805

9	Aggregate Amount Beneficially Owned by Each Reporting Person 249,805

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.1%*

12	Type of Reporting Person PN

* The calculation of the percentage of outstanding shares is based on (i) 244,408,000 shares of Class A Common Stock outstanding as of October 29, 2021, as disclosed in the Issuer’s (as defined below) Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission (“SEC”) on November 3, 2021 (the “10-Q”) plus (ii) 15,600,000 shares of Class A Common Stock reserved for distribution to participants in a management incentive program, as disclosed in the 10-Q, for a total of 260,008,000 outstanding shares of Class A Common Stock.

CUSIP No. 35909D109		Schedule 13G

1	Names of Reporting Persons ACOF VI Frontier AIV A2, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 89,581

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 89,581

9	Aggregate Amount Beneficially Owned by Each Reporting Person 89,581

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 **0.1%*

12	Type of Reporting Person PN

* The calculation of the percentage of outstanding shares is based on (i) 244,408,000 shares of Class A Common Stock outstanding as of October 29, 2021, as disclosed in the Issuer’s 10-Q plus (ii) 15,600,000 shares of Class A Common Stock reserved for distribution to participants in a management incentive program, as disclosed in the 10-Q, for a total of 260,008,000 outstanding shares of Class A Common Stock.

** Denotes less than

CUSIP No. 35909D109		Schedule 13G

1	Names of Reporting Persons ACOF VI Frontier AIV A3, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 20,902

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 20,902

9	Aggregate Amount Beneficially Owned by Each Reporting Person 20,902

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 **0.1%*

12	Type of Reporting Person PN

* The calculation of the percentage of outstanding shares is based on (i) 244,408,000 shares of Class A Common Stock outstanding as of October 29, 2021, as disclosed in the Issuer’s 10-Q plus (ii) 15,600,000 shares of Class A Common Stock reserved for distribution to participants in a management incentive program, as disclosed in the 10-Q, for a total of 260,008,000 outstanding shares of Class A Common Stock.

**Denotes less than.

CUSIP No. 35909D109		Schedule 13G

1	Names of Reporting Persons ACOF VI Frontier AIV A4, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 271,730

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 271,730

9	Aggregate Amount Beneficially Owned by Each Reporting Person 271,730

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.1%*

12	Type of Reporting Person PN

* The calculation of the percentage of outstanding shares is based on (i) 244,408,000 shares of Class A Common Stock outstanding as of October 29, 2021, as disclosed in the Issuer’s 10-Q plus (ii) 15,600,000 shares of Class A Common Stock reserved for distribution to participants in a management incentive program, as disclosed in the 10-Q, for a total of 260,008,000 outstanding shares of Class A Common Stock.

CUSIP No. 35909D109		Schedule 13G

1	Names of Reporting Persons ACOF VI Frontier AIV A5, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 298,604

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 298,604

9	Aggregate Amount Beneficially Owned by Each Reporting Person 298,604

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.1%*

12	Type of Reporting Person PN

* The calculation of the percentage of outstanding shares is based on (i) 244,408,000 shares of Class A Common Stock outstanding as of October 29, 2021, as disclosed in the Issuer’s 10-Q plus (ii) 15,600,000 shares of Class A Common Stock reserved for distribution to participants in a management incentive program, as disclosed in the 10-Q, for a total of 260,008,000 outstanding shares of Class A Common Stock.

CUSIP No. 35909D109		Schedule 13G

1	Names of Reporting Persons ACOF VI Frontier AIV A6, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 167,219

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 167,219

9	Aggregate Amount Beneficially Owned by Each Reporting Person 167,219

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.1%*

12	Type of Reporting Person PN

* The calculation of the percentage of outstanding shares is based on (i) 244,408,000 shares of Class A Common Stock outstanding as of October 29, 2021, as disclosed in the Issuer’s 10-Q plus (ii) 15,600,000 shares of Class A Common Stock reserved for distribution to participants in a management incentive program, as disclosed in the 10-Q, for a total of 260,008,000 outstanding shares of Class A Common Stock.

CUSIP No. 35909D109		Schedule 13G

1	Names of Reporting Persons ACOF VI Frontier AIV A7, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 302,616

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 302,616

9	Aggregate Amount Beneficially Owned by Each Reporting Person 302,616

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.1%*

12	Type of Reporting Person PN

* The calculation of the percentage of outstanding shares is based on (i) 244,408,000 shares of Class A Common Stock outstanding as of October 29, 2021, as disclosed in the Issuer’s 10-Q plus (ii) 15,600,000 shares of Class A Common Stock reserved for distribution to participants in a management incentive program, as disclosed in the 10-Q, for a total of 260,008,000 outstanding shares of Class A Common Stock.

CUSIP No. 35909D109		Schedule 13G

1	Names of Reporting Persons ACOF VI Frontier AIV A8, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 303,979

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 303,979

9	Aggregate Amount Beneficially Owned by Each Reporting Person 303,979

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.1%*

12	Type of Reporting Person PN

* The calculation of the percentage of outstanding shares is based on (i) 244,408,000 shares of Class A Common Stock outstanding as of October 29, 2021, as disclosed in the Issuer’s 10-Q plus (ii) 15,600,000 shares of Class A Common Stock reserved for distribution to participants in a management incentive program, as disclosed in the 10-Q, for a total of 260,008,000 outstanding shares of Class A Common Stock.

CUSIP No. 35909D109		Schedule 13G

1	Names of Reporting Persons ACOF VI Frontier AIV A9, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 285,466

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 285,466

9	Aggregate Amount Beneficially Owned by Each Reporting Person 285,466

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.1%*

12	Type of Reporting Person PN

* The calculation of the percentage of outstanding shares is based on (i) 244,408,000 shares of Class A Common Stock outstanding as of October 29, 2021, as disclosed in the Issuer’s 10-Q plus (ii) 15,600,000 shares of Class A Common Stock reserved for distribution to participants in a management incentive program, as disclosed in the 10-Q, for a total of 260,008,000 outstanding shares of Class A Common Stock.

CUSIP No. 35909D109		Schedule 13G

1	Names of Reporting Persons ACOF VI Frontier AIV A10, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 90,268

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 90,268

9	Aggregate Amount Beneficially Owned by Each Reporting Person 90,268

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 **0.1%*

12	Type of Reporting Person PN

* The calculation of the percentage of outstanding shares is based on (i) 244,408,000 shares of Class A Common Stock outstanding as of October 29, 2021, as disclosed in the Issuer’s 10-Q plus (ii) 15,600,000 shares of Class A Common Stock reserved for distribution to participants in a management incentive program, as disclosed in the 10-Q, for a total of 260,008,000 outstanding shares of Class A Common Stock.

**Denotes less than

CUSIP No. 35909D109		Schedule 13G

1	Names of Reporting Persons ACOF VI Frontier AIV B1, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 15,068,130

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 15,068,130

9	Aggregate Amount Beneficially Owned by Each Reporting Person 15,068,130

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 5.8%*

12	Type of Reporting Person PN

* The calculation of the percentage of outstanding shares is based on (i) 244,408,000 shares of Class A Common Stock outstanding as of October 29, 2021, as disclosed in the Issuer’s 10-Q plus (ii) 15,600,000 shares of Class A Common Stock reserved for distribution to participants in a management incentive program, as disclosed in the 10-Q, for a total of 260,008,000 outstanding shares of Class A Common Stock.

CUSIP No. 35909D109		Schedule 13G

1	Names of Reporting Persons ACOF Investment Management LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 17,148,300

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 17,148,300

9	Aggregate Amount Beneficially Owned by Each Reporting Person 17,148,300

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 6.6%*

12	Type of Reporting Person OO

* The calculation of the percentage of outstanding shares is based on (i) 244,408,000 shares of Class A Common Stock outstanding as of October 29, 2021, as disclosed in the Issuer’s 10-Q plus (ii) 15,600,000 shares of Class A Common Stock reserved for distribution to participants in a management incentive program, as disclosed in the 10-Q, for a total of 260,008,000 outstanding shares of Class A Common Stock.

CUSIP No. 35909D109		Schedule 13G

1	Names of Reporting Persons ASOF Frontier AIV A1, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 105,592

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 105,592

9	Aggregate Amount Beneficially Owned by Each Reporting Person 105,592

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 **0.1%*

12	Type of Reporting Person PN

* The calculation of the percentage of outstanding shares is based on (i) 244,408,000 shares of Class A Common Stock outstanding as of October 29, 2021, as disclosed in the Issuer’s 10-Q plus (ii) 15,600,000 shares of Class A Common Stock reserved for distribution to participants in a management incentive program, as disclosed in the 10-Q, for a total of 260,008,000 outstanding shares of Class A Common Stock.

**Denotes less than

CUSIP No. 35909D109		Schedule 13G

1	Names of Reporting Persons ASOF Frontier AIV A2, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 18,032

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 18,032

9	Aggregate Amount Beneficially Owned by Each Reporting Person 18,032

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 **0.1%*

12	Type of Reporting Person PN

* The calculation of the percentage of outstanding shares is based on (i) 244,408,000 shares of Class A Common Stock outstanding as of October 29, 2021, as disclosed in the Issuer’s 10-Q plus (ii) 15,600,000 shares of Class A Common Stock reserved for distribution to participants in a management incentive program, as disclosed in the 10-Q, for a total of 260,008,000 outstanding shares of Class A Common Stock.

**Denotes less than

CUSIP No. 35909D109		Schedule 13G

1	Names of Reporting Persons ASOF Frontier AIV A3, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 830,837

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 830,837

9	Aggregate Amount Beneficially Owned by Each Reporting Person 830,837

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.3%*

12	Type of Reporting Person PN

* The calculation of the percentage of outstanding shares is based on (i) 244,408,000 shares of Class A Common Stock outstanding as of October 29, 2021, as disclosed in the Issuer’s 10-Q plus (ii) 15,600,000 shares of Class A Common Stock reserved for distribution to participants in a management incentive program, as disclosed in the 10-Q, for a total of 260,008,000 outstanding shares of Class A Common Stock.

CUSIP No. 35909D109		Schedule 13G

1	Names of Reporting Persons ASOF Frontier AIV A4, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 281,844

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 281,844

9	Aggregate Amount Beneficially Owned by Each Reporting Person 281,844

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.1%*

12	Type of Reporting Person PN

* The calculation of the percentage of outstanding shares is based on (i) 244,408,000 shares of Class A Common Stock outstanding as of October 29, 2021, as disclosed in the Issuer’s 10-Q plus (ii) 15,600,000 shares of Class A Common Stock reserved for distribution to participants in a management incentive program, as disclosed in the 10-Q, for a total of 260,008,000 outstanding shares of Class A Common Stock.

CUSIP No. 35909D109		Schedule 13G

1	Names of Reporting Persons ASOF Frontier AIV A5, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 167,160

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 167,160

9	Aggregate Amount Beneficially Owned by Each Reporting Person 167,160

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.1%*

12	Type of Reporting Person PN

* The calculation of the percentage of outstanding shares is based on (i) 244,408,000 shares of Class A Common Stock outstanding as of October 29, 2021, as disclosed in the Issuer’s 10-Q plus (ii) 15,600,000 shares of Class A Common Stock reserved for distribution to participants in a management incentive program, as disclosed in the 10-Q, for a total of 260,008,000 outstanding shares of Class A Common Stock.

CUSIP No. 35909D109		Schedule 13G

1	Names of Reporting Persons ASOF Frontier AIV A6, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 292,124

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 292,124

9	Aggregate Amount Beneficially Owned by Each Reporting Person 292,124

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.1%*

12	Type of Reporting Person PN

* The calculation of the percentage of outstanding shares is based on (i) 244,408,000 shares of Class A Common Stock outstanding as of October 29, 2021, as disclosed in the Issuer’s 10-Q plus (ii) 15,600,000 shares of Class A Common Stock reserved for distribution to participants in a management incentive program, as disclosed in the 10-Q, for a total of 260,008,000 outstanding shares of Class A Common Stock.

CUSIP No. 35909D109		Schedule 13G

1	Names of Reporting Persons ASOF Frontier AIV A7, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 289,417

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 289,417

9	Aggregate Amount Beneficially Owned by Each Reporting Person 289,417

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.1%*

12	Type of Reporting Person PN

* The calculation of the percentage of outstanding shares is based on (i) 244,408,000 shares of Class A Common Stock outstanding as of October 29, 2021, as disclosed in the Issuer’s 10-Q plus (ii) 15,600,000 shares of Class A Common Stock reserved for distribution to participants in a management incentive program, as disclosed in the 10-Q, for a total of 260,008,000 outstanding shares of Class A Common Stock.

CUSIP No. 35909D109		Schedule 13G

1	Names of Reporting Persons ASOF Frontier AIV A8, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 238,026

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 238,026

9	Aggregate Amount Beneficially Owned by Each Reporting Person 238,026

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.1%*

12	Type of Reporting Person PN

* The calculation of the percentage of outstanding shares is based on (i) 244,408,000 shares of Class A Common Stock outstanding as of October 29, 2021, as disclosed in the Issuer’s 10-Q plus (ii) 15,600,000 shares of Class A Common Stock reserved for distribution to participants in a management incentive program, as disclosed in the 10-Q, for a total of 260,008,000 outstanding shares of Class A Common Stock.

CUSIP No. 35909D109		Schedule 13G

1	Names of Reporting Persons ASOF Frontier AIV A9, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 360,644

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 360,644

9	Aggregate Amount Beneficially Owned by Each Reporting Person 360,644

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.1%*

12	Type of Reporting Person PN

* The calculation of the percentage of outstanding shares is based on (i) 244,408,000 shares of Class A Common Stock outstanding as of October 29, 2021, as disclosed in the Issuer’s 10-Q plus (ii) 15,600,000 shares of Class A Common Stock reserved for distribution to participants in a management incentive program, as disclosed in the 10-Q, for a total of 260,008,000 outstanding shares of Class A Common Stock.

CUSIP No. 35909D109		Schedule 13G

1	Names of Reporting Persons ASOF Frontier AIV A10, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 259,665

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 259,665

9	Aggregate Amount Beneficially Owned by Each Reporting Person 259,665

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.1%*

12	Type of Reporting Person PN

* The calculation of the percentage of outstanding shares is based on (i) 244,408,000 shares of Class A Common Stock outstanding as of October 29, 2021, as disclosed in the Issuer’s 10-Q plus (ii) 15,600,000 shares of Class A Common Stock reserved for distribution to participants in a management incentive program, as disclosed in the 10-Q, for a total of 260,008,000 outstanding shares of Class A Common Stock.

CUSIP No. 35909D109		Schedule 13G

1	Names of Reporting Persons ASOF Frontier AIV A11, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 245,236

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 245,236

9	Aggregate Amount Beneficially Owned by Each Reporting Person 245,236

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.1%*

12	Type of Reporting Person PN

* The calculation of the percentage of outstanding shares is based on (i) 244,408,000 shares of Class A Common Stock outstanding as of October 29, 2021, as disclosed in the Issuer’s 10-Q plus (ii) 15,600,000 shares of Class A Common Stock reserved for distribution to participants in a management incentive program, as disclosed in the 10-Q, for a total of 260,008,000 outstanding shares of Class A Common Stock.

CUSIP No. 35909D109		Schedule 13G

1	Names of Reporting Persons ASOF Frontier AIV B1, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 9,597,579

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 9,597,579

9	Aggregate Amount Beneficially Owned by Each Reporting Person 9,597,579

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 3.7%*

12	Type of Reporting Person PN

* The calculation of the percentage of outstanding shares is based on (i) 244,408,000 shares of Class A Common Stock outstanding as of October 29, 2021, as disclosed in the Issuer’s 10-Q plus (ii) 15,600,000 shares of Class A Common Stock reserved for distribution to participants in a management incentive program, as disclosed in the 10-Q, for a total of 260,008,000 outstanding shares of Class A Common Stock.

CUSIP No. 35909D109		Schedule 13G

1	Names of Reporting Persons ASOF Investment Management LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 12,686,156

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 12,686,156

9	Aggregate Amount Beneficially Owned by Each Reporting Person 12,686,156

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 4.9%*

12	Type of Reporting Person OO

* The calculation of the percentage of outstanding shares is based on (i) 244,408,000 shares of Class A Common Stock outstanding as of October 29, 2021, as disclosed in the Issuer’s 10-Q plus (ii) 15,600,000 shares of Class A Common Stock reserved for distribution to participants in a management incentive program, as disclosed in the 10-Q, for a total of 260,008,000 outstanding shares of Class A Common Stock.

CUSIP No. 35909D109		Schedule 13G

1	Names of Reporting Persons ASSF IV AIV B Holdings III, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 2,694,243

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 2,694,243

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,694,243

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 1.0%*

12	Type of Reporting Person PN

* The calculation of the percentage of outstanding shares is based on (i) 244,408,000 shares of Class A Common Stock outstanding as of October 29, 2021, as disclosed in the Issuer’s 10-Q plus (ii) 15,600,000 shares of Class A Common Stock reserved for distribution to participants in a management incentive program, as disclosed in the 10-Q, for a total of 260,008,000 outstanding shares of Class A Common Stock.

CUSIP No. 35909D109		Schedule 13G

1	Names of Reporting Persons ASSF IV AIV B, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 5,348,289

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 5,348,289

9	Aggregate Amount Beneficially Owned by Each Reporting Person 5,348,289

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 2.1%*

12	Type of Reporting Person PN

* The calculation of the percentage of outstanding shares is based on (i) 244,408,000 shares of Class A Common Stock outstanding as of October 29, 2021, as disclosed in the Issuer’s 10-Q plus (ii) 15,600,000 shares of Class A Common Stock reserved for distribution to participants in a management incentive program, as disclosed in the 10-Q, for a total of 260,008,000 outstanding shares of Class A Common Stock.

CUSIP No. 35909D109		Schedule 13G

1	Names of Reporting Persons ASSF Operating Manager IV L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 5,348,289

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 5,348,289

9	Aggregate Amount Beneficially Owned by Each Reporting Person 5,348,289

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 2.1%*

12	Type of Reporting Person PN

* The calculation of the percentage of outstanding shares is based on (i) 244,408,000 shares of Class A Common Stock outstanding as of October 29, 2021, as disclosed in the Issuer’s 10-Q plus (ii) 15,600,000 shares of Class A Common Stock reserved for distribution to participants in a management incentive program, as disclosed in the 10-Q, for a total of 260,008,000 outstanding shares of Class A Common Stock.

CUSIP No. 35909D109		Schedule 13G

1	Names of Reporting Persons Ares Management LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 35,205,132

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 35,205,132

9	Aggregate Amount Beneficially Owned by Each Reporting Person 35,205,132

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 13.5%*

12	Type of Reporting Person OO

* The calculation of the percentage of outstanding shares is based on (i) 244,408,000 shares of Class A Common Stock outstanding as of October 29, 2021, as disclosed in the Issuer’s 10-Q plus (ii) 15,600,000 shares of Class A Common Stock reserved for distribution to participants in a management incentive program, as disclosed in the 10-Q, for a total of 260,008,000 outstanding shares of Class A Common Stock.

CUSIP No. 35909D109		Schedule 13G

1	Names of Reporting Persons Ares Management Holdings L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 35,205,132

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 35,205,132

9	Aggregate Amount Beneficially Owned by Each Reporting Person 35,205,132

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 13.5%*

12	Type of Reporting Person CO

* The calculation of the percentage of outstanding shares is based on (i) 244,408,000 shares of Class A Common Stock outstanding as of October 29, 2021, as disclosed in the Issuer’s 10-Q plus (ii) 15,600,000 shares of Class A Common Stock reserved for distribution to participants in a management incentive program, as disclosed in the 10-Q, for a total of 260,008,000 outstanding shares of Class A Common Stock.

CUSIP No. 35909D109		Schedule 13G

1	Names of Reporting Persons Ares Holdco LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 35,205,132

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 35,205,132

9	Aggregate Amount Beneficially Owned by Each Reporting Person 35,205,132

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 13.5%*

12	Type of Reporting Person CO

* The calculation of the percentage of outstanding shares is based on (i) 244,408,000 shares of Class A Common Stock outstanding as of October 29, 2021, as disclosed in the Issuer’s 10-Q plus (ii) 15,600,000 shares of Class A Common Stock reserved for distribution to participants in a management incentive program, as disclosed in the 10-Q, for a total of 260,008,000 outstanding shares of Class A Common Stock.

CUSIP No. 35909D109		Schedule 13G

1	Names of Reporting Persons Ares Management Corporation

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 35,205,132

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 35,205,132

9	Aggregate Amount Beneficially Owned by Each Reporting Person 35,205,132

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 13.5%*

12	Type of Reporting Person CO

* The calculation of the percentage of outstanding shares is based on (i) 244,408,000 shares of Class A Common Stock outstanding as of October 29, 2021, as disclosed in the Issuer’s 10-Q plus (ii) 15,600,000 shares of Class A Common Stock reserved for distribution to participants in a management incentive program, as disclosed in the 10-Q, for a total of 260,008,000 outstanding shares of Class A Common Stock.

CUSIP No. 35909D109		Schedule 13G

1	Names of Reporting Persons Ares Voting LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 35,205,132

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 35,205,132

9	Aggregate Amount Beneficially Owned by Each Reporting Person 35,205,132

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 13.5%*

12	Type of Reporting Person OO

* The calculation of the percentage of outstanding shares is based on (i) 244,408,000 shares of Class A Common Stock outstanding as of October 29, 2021, as disclosed in the Issuer’s 10-Q plus (ii) 15,600,000 shares of Class A Common Stock reserved for distribution to participants in a management incentive program, as disclosed in the 10-Q, for a total of 260,008,000 outstanding shares of Class A Common Stock.

CUSIP No. 35909D109		Schedule 13G

1	Names of Reporting Persons Ares Management GP LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 35,205,132

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 35,205,132

9	Aggregate Amount Beneficially Owned by Each Reporting Person 35,205,132

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 13.5%*

12	Type of Reporting Person OO

* The calculation of the percentage of outstanding shares is based on (i) 244,408,000 shares of Class A Common Stock outstanding as of October 29, 2021, as disclosed in the Issuer’s 10-Q plus (ii) 15,600,000 shares of Class A Common Stock reserved for distribution to participants in a management incentive program, as disclosed in the 10-Q, for a total of 260,008,000 outstanding shares of Class A Common Stock.

CUSIP No. 35909D109		Schedule 13G

1	Names of Reporting Persons Ares Partners Holdco LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 35,205,132

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 35,205,132

9	Aggregate Amount Beneficially Owned by Each Reporting Person 35,205,132

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 13.5%*

12	Type of Reporting Person OO

* The calculation of the percentage of outstanding shares is based on (i) 244,408,000 shares of Class A Common Stock outstanding as of October 29, 2021, as disclosed in the Issuer’s 10-Q plus (ii) 15,600,000 shares of Class A Common Stock reserved for distribution to participants in a management incentive program, as disclosed in the 10-Q, for a total of 260,008,000 outstanding shares of Class A Common Stock.

Item 1.
	(a)	Name of Issuer: Frontier Communications Parent, Inc. (the “Issuer”)
	(b)	Address of Issuer’s Principal Executive Offices: 401 Merritt 7, Norwalk, Connecticut, 06851

Item 2.
(a)	Name of Person Filing:
Each of the following is hereinafter individually referred to as a “Reporting Person” and collectively as the “Reporting Persons”. This statement is filed on behalf of the Ares Direct Holders (as defined below); ACOF Investment Management LLC (“ACOF Investment Management”) the manager of the ACOF Funds (as defined below); ASOF Investment Management LLC, (“ASOF Investment Management”), the manager of ASOF Funds (as defined below); ASSF Operating Manager IV, L.P. (“ASSF Operating Manager”), the manager of the ASSF Funds (as defined below); Ares Management LLC; Ares Management Holdings L.P. (“Ares Management Holdings”); Ares Holdco LLC (“Ares Holdco”); Ares Management Corporation (“Ares Management”); Ares Management GP LLC (“Ares Management GP”); Ares Voting LLC (“Ares Voting”); and Ares Partners Holdco LLC (“Ares Partners”).
	(b)	Address or Principal Business Office: The business address of each Reporting Person is 2000 Avenue of the Stars, 12th Floor, Los Angeles, California 90067.
	(c)	Citizenship of each Reporting Person is: Each of the Reporting Persons is organized under the laws of the State of Delaware.
	(d)	Title of Class of Securities: The Issuer’s Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”).
	(e)	CUSIP Number: 35909D109

Item 3.
Not applicable.

Item 4.	Ownership

Ownership (a-b)

The ownership information presented below sets forth the number of shares and percentage of the Class A Common Stock that each Ares Direct Holder beneficially owns or may be deemed to beneficially own as of the filing date of this Amendment No. 1 (this “Amendment No. 1”) to the statement on Schedule 13G filed by the Reporting Persons on May 14, 2021, (together with this Amendment No. 1, this “Schedule 13G”), based on (i) 244,408,000 shares of Class A Common Stock outstanding as of October 29, 2021, as disclosed in the Issuer’s 10-Q plus (ii) 15,600,000 shares of Class A Common Stock reserved for distribution to participants in a management incentive program, as disclosed in the 10-Q, for a total of 260,008,000 outstanding shares of Class A Common Stock. The Reporting Persons collectively beneficially own, or may be deemed to beneficially own, an aggregate of 35,205,132 shares of Class A Common Stock.

The following Reporting Persons beneficially own or may be deemed to beneficially own shares of the Issuer’s Class A Common Stock, par value $0.01: ACOF VI Frontier AIV A1, L.P., ACOF VI Frontier AIV A2, L.P., ACOF VI Frontier AIV A3, L.P., ACOF VI Frontier AIV A4, L.P., ACOF VI Frontier AIV A5, L.P., ACOF VI Frontier AIV A6, L.P., ACOF VI Frontier AIV A7, L.P., ACOF VI Frontier AIV A8, L.P., ACOF VI Frontier AIV A9, L.P., ACOF VI Frontier AIV A10, L.P., and ACOF VI Frontier AIV B1, L.P. (together with the foregoing entities, the “ACOF Funds”), ASOF Frontier AIV A1, L.P. (“ASOF Frontier AIV A1”), ASOF Frontier AIV A2, L.P. (“ASOF Frontier AIV A2”), ASOF Frontier AIV A3, L.P. (“ASOF Frontier AIV A3”), ASOF Frontier AIV A4, L.P. (“ASOF Frontier AIV A4”), ASOF Frontier AIV A5, L.P. (“ASOF Frontier AIV A5”), ASOF Frontier AIV A6, L.P. (“ASOF Frontier AIV A6”), ASOF Frontier AIV A7, L.P. (“ASOF Frontier AIV A7”), ASOF Frontier AIV A8, L.P. (“ASOF Frontier AIV A8”), ASOF Frontier AIV A9, L.P. (“ASOF Frontier AIV A9”), ASOF Frontier AIV A10, L.P. (“ASOF Frontier AIV A10”), ASOF Frontier AIV A11, L.P. (“ASOF Frontier AIV A11”), and ASOF Frontier AIV B1, L.P. (“ASOF Frontier AIV B1”, together with ASOF Frontier AIV A1, ASOF Frontier AIV A2, ASOF Frontier AIV A3, ASOF Frontier AIV A4, ASOF Frontier AIV A5, ASOF Frontier AIV A6, ASOF Frontier AIV A7, ASOF Frontier AIV A8, ASOF Frontier AIV A9, ASOF Frontier AIV A10, and ASOF Frontier AIV A11, the “ASOF Funds”), ASSF IV AIV B Holdings III, L.P. (“ASSF IV AIV B Holdings III”), and ASSF IV AIV B, L.P. (together with ASSF IV AIV B Holdings III, the “ASSF Funds”, and together with the ACOF Funds and the ASOF Funds, the “Ares Direct Holders”). Such shares of Class A Common Stock are held directly by the Reporting Person listed under the heading “Ares Direct Holder” in the table below in the amounts set forth opposite each such Ares Direct Holder’s respective name.

Ares Direct Holder	Shares of Class A Common Stock Held of Record	Percent of Class
ACOF VI Frontier AIV A1, L.P.	249,805	0.1%
ACOF VI Frontier AIV A2, L.P.	89,581	*0.1%
ACOF VI Frontier AIV A3, L.P.	20,902	*0.1%
ACOF VI Frontier AIV A4, L.P.	271,730	0.1%
ACOF VI Frontier AIV A5, L.P.	298,604	0.2%
ACOF VI Frontier AIV A6, L.P.	167,219	0.1%
ACOF VI Frontier AIV A7, L.P.	302,616	0.1%
ACOF VI Frontier AIV A8, L.P.	303,979	0.1%
ACOF VI Frontier AIV A9, L.P.	285,466	0.1%
ACOF VI Frontier AIV A10, L.P.	90,268	*0.1%
ACOF VI Frontier AIV B1, L.P.	15,068,130	5.8%
ASOF Frontier AIV A1, L.P.	105,592	*0.1%
ASOF Frontier AIV A2, L.P.	18,032	*0.1%
ASOF Frontier AIV A3, L.P.	830,837	0.3%
ASOF Frontier AIV A4, L.P.	281,844	0.1%
ASOF Frontier AIV A5, L.P.	167,160	0.1%
ASOF Frontier AIV A6, L.P.	292,124	0.1%
ASOF Frontier AIV A7, L.P.	289,417	0.1%
ASOF Frontier AIV A8, L.P.	238,026	0.1%
ASOF Frontier AIV A9, L.P.	360,644	0.1%
ASOF Frontier AIV A10, L.P.	259,665	0.1%
ASOF Frontier AIV A11, L.P.	245,236	0.1%
ASOF Frontier AIV B1, L.P.	9,597,579	3.7%
ASSF IV AIV B Holdings III, L.P.	2,694,243	1.0%
ASSF IV AIV B, L.P.	2,654,046	1.0%

*Denotes less than.

ACOF Investment Management is the manager of the ACOF Funds, ASOF Investment Management LLC is the manager of ASOF Funds, and ASSF Operating Manager is the manager of the ASSF Funds. Ares Management LLC is the sole member of ACOF Investment Management and ASOF Investment Management, and the general partner of ASSF Operating Manager. The sole member of Ares Management LLC is Ares Management Holdings, and the general partner of Ares Management Holdings is Ares Holdco. The sole member of Ares Holdco is Ares Management. Ares Management GP is the sole holder of the Class B common stock, $0.01 par value per share, of Ares Management (the “Ares Class B Common Stock”) and Ares Voting is the sole holder of the Class C common stock, $0.01 par value per share, of Ares Management (the “Ares Class C Common Stock”). Pursuant to Ares Management’s Certificate of Incorporation in effect as of the date of this Schedule 13G, the holders of the Ares Class B Common Stock and the Ares Class C Common Stock, collectively, will generally have the majority of the votes on any matter submitted to the stockholders of Ares Management if certain conditions are met. The sole member of both Ares Management GP and Ares Voting is Ares Partners. Ares Partners is managed by a board of managers, which is composed of Michael J Arougheti, Ryan Berry, R. Kipp deVeer, David B. Kaplan, Antony P. Ressler and Bennett Rosenthal (collectively, the “Board Members”). Mr. Ressler generally has veto authority over decisions by the Board Members.

Each of the Reporting Persons (other than the Ares Direct Holders, in each case, solely with respect to the shares of Class A Common Stock held of record by each such Ares Direct Holder as set forth above), the Board Members and the other directors, officers, partners, stockholders, members and managers of the Reporting Persons, expressly disclaims beneficial ownership of the shares of Class A Common Stock reported herein for purposes of Section 13(d) of the Act and the rules under Section 13(d) of the Act.

(c) The information contained on the cover pages to this Schedule 13G is incorporated herein by reference.

Item 5.	Ownership of Five Percent or Less of a Class
Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person
Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
Not applicable.

Item 8.	Identification and Classification of Members of the Group
Not applicable.

Item 9.	Notice of Dissolution of Group
Not applicable.

Item 10.	Certification
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2022

ACOF VI Frontier AIV A1, L.P.
By: ACOF Investment Management LLC, its Manager

/s/ Naseem Sagati Aghili
By: Naseem Sagati Aghili
Its: Authorized Signatory

ACOF VI Frontier AIV A2, L.P.
By: ACOF Investment Management LLC, its Manager

/s/ Naseem Sagati Aghili
By: Naseem Sagati Aghili
Its: Authorized Signatory

ACOF VI Frontier AIV A3, L.P.
By: ACOF Investment Management LLC, its Manager

/s/ Naseem Sagati Aghili
By: Naseem Sagati Aghili
Its: Authorized Signatory

ACOF VI Frontier AIV A4, L.P.
By: ACOF Investment Management LLC, its Manager

/s/ Naseem Sagati Aghili
By: Naseem Sagati Aghili
Its: Authorized Signatory

ACOF VI Frontier AIV A5, L.P.
By: ACOF Investment Management LLC, its Manager

/s/ Naseem Sagati Aghili
By: Naseem Sagati Aghili
Its: Authorized Signatory

ACOF VI Frontier AIV A6, L.P.
By: ACOF Investment Management LLC, its Manager

/s/ Naseem Sagati Aghili
By: Naseem Sagati Aghili
Its: Authorized Signatory

ACOF VI Frontier AIV A7, L.P.
By: ACOF Investment Management LLC, its Manager

/s/ Naseem Sagati Aghili
By: Naseem Sagati Aghili
Its: Authorized Signatory

ACOF VI Frontier AIV A8, L.P.
By: ACOF Investment Management LLC, its Manager

/s/ Naseem Sagati Aghili
By: Naseem Sagati Aghili
Its: Authorized Signatory

ACOF VI Frontier AIV A9, L.P.
By: ACOF Investment Management LLC, its Manager

/s/ Naseem Sagati Aghili
By: Naseem Sagati Aghili
Its: Authorized Signatory

ACOF VI Frontier AIV A10, L.P.
By: ACOF Investment Management LLC, its Manager

/s/ Naseem Sagati Aghili
By: Naseem Sagati Aghili
Its: Authorized Signatory

ACOF VI Frontier AIV B1, L.P.
By: ACOF Investment Management LLC, its Manager

/s/ Naseem Sagati Aghili
By: Naseem Sagati Aghili
Its: Authorized Signatory

ACOF Investment Management LLC

/s/ Naseem Sagati Aghili
By: Naseem Sagati Aghili
Its: Authorized Signatory

ASOF Frontier AIV A1, L.P.
By: ASOF Investment Management LLC, its Manager

/s/ Naseem Sagati Aghili
By: Naseem Sagati Aghili
Its: Authorized Signatory

ASOF Frontier AIV A2, L.P.
By: ASOF Investment Management LLC, its Manager

/s/ Naseem Sagati Aghili
By: Naseem Sagati Aghili
Its: Authorized Signatory

ASOF Frontier AIV A3, L.P.
By: ASOF Investment Management LLC, its Manager

/s/ Naseem Sagati Aghili
By: Naseem Sagati Aghili
Its: Authorized Signatory

ASOF Frontier AIV A4, L.P.
By: ASOF Investment Management LLC, its Manager

/s/ Naseem Sagati Aghili
By: Naseem Sagati Aghili
Its: Authorized Signatory

ASOF Frontier AIV A5, L.P.
By: ASOF Investment Management LLC, its Manager

/s/ Naseem Sagati Aghili
By: Naseem Sagati Aghili
Its: Authorized Signatory

ASOF Frontier AIV A6, L.P.
By: ASOF Investment Management LLC, its Manager

/s/ Naseem Sagati Aghili
By: Naseem Sagati Aghili
Its: Authorized Signatory

ASOF Frontier AIV A7, L.P.
By: ASOF Investment Management LLC, its Manager

/s/ Naseem Sagati Aghili
By: Naseem Sagati Aghili
Its: Authorized Signatory

ASOF Frontier AIV A8, L.P.
By: ASOF Investment Management LLC, its Manager

/s/ Naseem Sagati Aghili
By: Naseem Sagati Aghili
Its: Authorized Signatory

ASOF Frontier AIV A9, L.P.
By: ASOF Investment Management LLC, its Manager

/s/ Naseem Sagati Aghili
By: Naseem Sagati Aghili
Its: Authorized Signatory

ASOF Frontier AIV A10, L.P.
By: ASOF Investment Management LLC, its Manager

/s/ Naseem Sagati Aghili
By: Naseem Sagati Aghili
Its: Authorized Signatory

ASOF Frontier AIV A11, L.P.
By: ASOF Investment Management LLC, its Manager

/s/ Naseem Sagati Aghili
By: Naseem Sagati Aghili
Its: Authorized Signatory

ASOF Frontier AIV B1, L.P.
By: ASOF Investment Management LLC, its Manager

/s/ Naseem Sagati Aghili
By: Naseem Sagati Aghili
Its: Authorized Signatory

ASOF Investment Management LLC

/s/ Naseem Sagati Aghili
By: Naseem Sagati Aghili
Its: Authorized Signatory

ASSF IV AIV B Holdings III, L.P.
By: ASSF Operating Manager IV, L.P., its Manager

/s/ Naseem Sagati Aghili
By: Naseem Sagati Aghili
Its: Authorized Signatory

ASSF IV AIV B, L.P.
By: ASSF Operating Manager IV, L.P., its Manager

/s/ Naseem Sagati Aghili
By: Naseem Sagati Aghili
Its: Authorized Signatory

ASSF Operating Manager IV, L.P.

/s/ Naseem Sagati Aghili
By: Naseem Sagati Aghili
Its: Authorized Signatory

Ares Management LLC

/s/ Naseem Sagati Aghili
By: Naseem Sagati Aghili
Its: Authorized Signatory

Ares Management Holdings L.P.
By: Ares Holdco LLC, its general partner

/s/ Naseem Sagati Aghili
By: Naseem Sagati Aghili
Its: Authorized Signatory

Ares Holdco LLC

/s/ Naseem Sagati Aghili
By: Naseem Sagati Aghili
Its: Authorized Signatory

Ares Management Corporation

/s/ Naseem Sagati Aghili
By: Naseem Sagati Aghili
Its: Authorized Signatory

Ares Management GP LLC

/s/ Naseem Sagati Aghili
By: Naseem Sagati Aghili
Its: Authorized Signatory

Ares Voting LLC
By: Ares Partners Holdco LLC, its general partner

/s/ Naseem Sagati Aghili
By: Naseem Sagati Aghili
Its: Authorized Signatory

Ares Partners Holdco LLC

/s/ Naseem Sagati Aghili
By: Naseem Sagati Aghili
Its: Authorized Signatory

LIST OF EXHIBITS

Exhibit No.	Description

99.2	Joint Filing Agreement, dated as of February 14, 2022, by and among the Reporting Persons.